Exhibit 99.1
ASHFORD HOSPITALITY TRUST
Highland Hospitality Portfolio Conference Call
March 11, 2011
10am Central
Introductory Comments — Tripp Sullivan
Good morning and welcome to this Ashford Hospitality Trust conference call. On the call today will be Monty Bennett, Chief Executive Officer, Douglas Kessler, President, David Brooks, COO and Chief Legal Officer and David Kimichik, Chief Financial Officer. The notice of the accessibility of this conference call on a listen-only basis over the Internet were released yesterday afternoon in a press release that has been covered by the financial media.
As we start, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the section entitled “Risk Factors” in Ashford’s Registration Statement on Form S-3 and other filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.
In addition, certain terms used in this call are non-GAAP financial measures, which are set forth in the Company’s press release issued yesterday afternoon and may also be accessed through the Company’s website at www.AHTREIT.com. Each listener is encouraged to review this information together with all other information provided in the release.
I will now turn the call over to Monty Bennett. Please go ahead.
Highland Transaction Description — Monty Bennett
Good morning. We are very pleased to finally provide to you details of the $1.277 billion Highland Hospitality transaction that closed yesterday. The journey has been long and arduous, but one that we strongly believe has been well worth the effort and in our shareholders’ best interests.
The history of this transaction started with the joint venture we formed back in 2008 with Prudential Real Estate Investors to purchase or originate mezzanine loans in the hotel sector. One of our early investments alongside Prudential was a $70 million investment in the Mezzanine 6 tranche of the privatization of the $2.2 billion Highland Hospitality portfolio. At that time, there was $1.5 billion of debt senior to us consisting of 5 different lenders, and $172 million of debt junior to us with 2 lenders. The borrower had invested $440 million of equity. As the market conditions deteriorated, we became aware of an opportunity to purchase a participation in the Mezzanine 4 position senior to us in the capital stack at a significant discount to par. This strategy enabled us to better protect our original investment and open the possibility of gaining control of the entire portfolio.
Upon the borrower’s default, we commenced discussions with all parties involved in the capital stack regarding ways to restructure the company. Several months later, we have now completed a consensual restructure.
I’d like to share with you some of the strategic considerations for this accretive transaction. We frequently stated that in certain circumstances we might eventually own assets where we made loans, if the returns supported the strategy. This transaction is a perfect example. As you have seen, we have steered away from widely marketed bidding wars for hotel assets, and have preferred a more disciplined approach, thereby making this portfolio our first acquisition since 2007. We frequently seek transactions that enable us to use our skills in complex negotiations to give us a competitive advantage. In fact, the very attractive attributes of the joint venture and re-structured debt would be difficult for any competitor to replicate. Also, the portfolio gives us increased exposure to the luxury and upper upscale segments and builds upon our strong affiliation in particular with Hilton and Marriott. Other brands in the portfolio include Starwood, Hyatt, and Intercontinental. Additionally, there are three independent hotels that may offer branding opportunities. Because we are supporters of having a diversified portfolio, this transaction adds new markets such as Boston, New York/New Jersey metro area, Denver, San Antonio, and Nashville while strengthening our presence in key markets such as Washington, D.C.. Lastly, it is the joint venture’s intention to aggressively asset manage the portfolio via Ashford, and make changes to at least 17 of the hotels where Remington is the replacement manager. We believe that such changes should benefit the operating performance of the hotels and has the potential to increase the value of this investment.
I can confidently state that by comparison to every other investment we have considered pursuing or seen priced in the market recently, the Highland transaction offers the potential for superior returns. In the same way that the $2.4 billion acquisition of 51 hotels from CNL back in 2007 was transformational for the company, the Highland Hospitality acquisition again sets us apart from our peers and illustrates our ability to capitalize on complex, strategic transactions that can create significant shareholder value.
This transaction clearly establishes Ashford as the 2nd largest pure hotel REIT with $4.6 billion in hotel assets with 26,411 rooms.
I will now turn it over to Doug to provide more details.

Douglas Kessler
Thanks Monty, and good morning. The transaction entailed Ashford investing $150 million in the $1.277 billion portfolio. The resulting economic ownership interest for Ashford is 71.74% — which in part reflects a common equity allocation for investments made previously in the capital stack. In addition to the common equity, Ashford is entitled to receive a $25 million preferred equity distribution accruing at 15% per year.
The pricing equates to $158,000 per key based upon a trailing 2010 NOI cap rate of 6.1% and EBITDA multiple of 13.4x. As a point of reference, Ashford’s existing portfolio currently trades at a 15.6x 2010 EBITDA multiple based upon yesterdays closing price. Previously the portfolio traded at $244,000 per key, a premium of 54% to our purchase price. Given that NOI is approximately 36% below its peak performance, it is easy to see why we are so bullish on the opportunity particularly when you consider an overlay of the combination of our proactive asset management and a change in hotel property management at 17 of the hotels. When comparing this portfolio to Ashford’s existing assets, there are several stats that stand out. Our existing portfolio had EBITDA flow of 104% in 2010 while the Highland portfolio had only 18% flow, leaving us significant room to improve its performance with an aggressive asset management strategy. The new portfolio RevPar was also up 3.7% in 2010, while our existing portfolio RevPar was up only 2.0% for the year.
The portfolio consists of 28 hotels totaling 8,084 rooms. There is a significant amount of geographic diversification that enhances our exposure to gateway markets. The portfolio is mostly comprised of full-service, upper-upscale and luxury hotels that generate 67% of 2010 EBITDA. These 17 hotels have 5,684 rooms and include brands such as Ritz-Carlton, Marriott, Hilton, Hyatt, Renaissance, Sheraton and Westin. The remaining 11 hotels have 2,400 rooms and include brands such as Crowne Plaza, Hilton Garden Inn, Courtyard, Residence Inn and Hampton Inn. There are also three independent hotels. For 2010, the portfolio’s RevPAR increased 3.7% to $91.91 with occupancy at 69.4% and ADR at $132.48, and total hotel revenues were $386 million. Based on 2010 EBITDA, the hotels are 65% upper-upscale, 32% upscale, 2% luxury and 1% upper midscale; and 47% Marriott, 26% Hilton and 9% Hyatt. Geographic diversification by EBITDA includes 36% for South Atlantic, 29% for South Central, 17% for New England, 11% Middle Atlantic and 5% North Central.
The joint venture will invest $43 million in a capital improvement program through the balance of this year to upgrade the hotels, which is being funded through the property-level reserves as well as the $32 million from the new money that was set aside by the joint venture.
Regarding the financing, the joint venture worked out a consensual restructuring with the senior lenders and the company. The existing senior lenders will provide $530 million of first mortgage three-year financing with two one-year extension options on 25 of the hotels, and the joint venture assumed first mortgage financing of $146 million on three of the hotels with approximately two years remaining until maturity. Additionally, certain lenders will provide $419 million of mezzanine financing that will cover all 28 hotels. The structure provides for fixed and floating rates with LIBOR floors and spreads for various tranches with an anticipated first year interest rate of 5.25% based upon the current forward LIBOR curve.
As a result of the restructure, approximately $891 million of equity and/or debt will no longer exist. The loan restructure stipulates that available cash flow will not be distributed out to the joint venture partners until the debt is repaid, thereby making the FFO per share benefits exceed the cash benefits until the loan is repaid or refinanced. Over time, this will result in de-leveraging of the portfolio.
The impact on Ashford’s financial covenants are minimal. The leverage test is expected to increase to 58.3% vs. a not to exceed level of 65.0%. The FCCR ratio based upon TTM information will be at 1.70x compared to a not to exceed level of 1.25x. As a result of equal control provisions within the joint venture, Ashford will not be consolidating this transaction, but instead will only report our pro rata share. Ashford will asset manage the portfolio for the joint venture and will receive reimbursements for allocated G&A.
On all accounts we are very pleased with this transaction and look forward to the contributions that this may have to our shareholder returns. That concludes our prepared remarks, and we will now open it up for questions.
Q&A
Ending — Monty Bennett
Thank you for your participation on today’s call. As a reminder we are hosting an institutional investor and analyst day in New York on May 11th, so please mark your calendar. More details are forthcoming soon.
We look forward to speaking with you again on our next call.

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